TURBOSONIC ANNOUNCES NEW CHAIRMAN

For Immediate Release
Waterloo, Ontario, Canada
December 13, 2007

TURBOSONIC TECHNOLOGIES, INC. (OTC Bulletin Board – TSTA), a leading provider of air pollution control technologies, today announced the appointment of Andrew Meikle, as Chairman of the Board of TurboSonic Technologies, Inc., replacing Edward Spink, who will remain a director and CEO. Mr. Meikle has been a member of the Board of Directors of TurboSonic for two years, and is also President and CEO of Meikle Automation, a private company that builds automated assembly and test systems in Canada, USA and Mexico for delivery worldwide.

Edward Spink, TurboSonic CEO and outgoing Chairman of the Board, noted, "We are pleased to announce our election of Andrew to be Chairman of the Board. His election marks the separation of roles of CEO and Chairman, and follows good corporate governance practice to appoint an independent director as Chairman. We look forward to working with Andrew in this new role. His leadership will be invaluable to our future success."

"TurboSonic’s pollution control technologies help the environment, while the business offers the potential of strong, long term growth and along with it a strong investor return", said Meikle. "It is great to be involved with such a high quality company. I am looking forward to this new role and pleased to be given the opportunity to assist in the growth of TurboSonic."

Further, TurboSonic’s Audit Committee has taken on the role of corporate governance and has been renamed the Audit and Governance Committee. The Compensation Committee has been renamed the Human Resource and Compensation Committee, to properly acknowledge the role of this function in the growth of the company.

TurboSonic Technologies (www.turbosonic.com) designs and markets air pollution control technologies to industrial customers worldwide. Its products help companies in the Cement and Mineral Processing, Ethanol, Metals & Mining, Petrochemicals, Power Generation, Pulp & Paper, Waste Incineration, and Wood Products industries comfortably meet the strictest emissions regulations, improve performance and reduce operating costs.

Certain statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, performance or achievements to be materially different from the results, performance or achievements expressed or implied by the forward-looking statement. Factors that impact such forward-looking statements include, among others, changes in general economic conditions, interest rates, government regulations, and competition. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statement, see the annual report on Form 10-KSB and other documents the Company files from time to time with the Securities and Exchange Commission.

TurboSonic Technologies, Inc. (OTC Bulletin Board: TSTA - News)

Contact:

TurboSonic Technologies, Inc.
Ed Spink, CEO
550 Parkside Drive, Waterloo, Ontario, Canada N2L 5V4
(519) 885-5513
Fax: (519) 885-6992
info@turbosonic.com
www.turbosonic.com